                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         CENTRAL ILLINOIS LIGHT COMPANY
         -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         -------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                   [LOGO]

                            NOTICE OF ANNUAL MEETING

Dear Shareholders:

The Annual Meeting of Shareholders of Central Illinois Light Company will be held on Tuesday, May 23, 2000, at 1:30 PM, Central Time, at the principal office of the Company, 300 Liberty Street, Peoria, Illinois, in order to:

    1.  Elect a Board of Directors; and

    2.  Transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 31, 2000, are entitled to vote at the meeting.

By Order of the Board of Directors,

[SIGNATURE]

Craig W. Stensland
Secretary

April 17, 2000

                                   IMPORTANT

       It is important that your shares be represented at the meeting. Please mark, sign, date and return the enclosed proxy promptly in order that your shares will be voted.

                                PROXY STATEMENT
GENERAL

      This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Central Illinois Light Company (the "Company" or "CILCO"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 23, 2000, at 1:30 PM, Central Time, at the Company's executive offices, 300 Liberty Street, Peoria, Illinois 61602, and any adjournment thereof. The shares represented by your proxy will be voted if the proxy is duly executed and returned prior to the meeting. If no choice has been specified, the persons named in the proxy intend to vote for the election of the nominees listed herein. You may revoke your proxy by a duly executed later proxy, or at any time before it is exercised, by written notice to the Secretary of the Company, received prior to the time of the meeting, or orally at the meeting.

      The expense of the solicitation of proxies is being borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies either personally, or by telephone, e-mail or fax. The Company will reimburse banks, brokers or other similar agents or fiduciaries for forwarding proxy material to their principals, the beneficial owners of the stock.

      The annual report on Form 10-K of the Company for the year ended
December 31, 1999, is being sent, along with the Notice of Annual Meeting, this Proxy Statement and the accompanying Proxy, to all shareholders of record at the close of business on March 31, 2000, which is the record date for the determination of shareholders entitled to vote at the meeting. These items are to be first mailed to shareholders on April 17, 2000.

VOTING SECURITIES AND PRINCIPAL HOLDERS

    On March 31, 2000, the record date for the meeting, the Company had outstanding 191,204 shares of preferred stock, $100 par value; 470,000 shares of Class A preferred stock, no par value; and 13,563,871 shares of common stock, no par value. Each share entitles the holder thereof to one vote upon any matter coming before the meeting, except that, in the election of directors, each shareholder is entitled to cumulate votes and, therefore, may give one nominee as many votes as shall equal the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such votes among any two or more nominees by so indicating on the proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      At March 31, 2000, the following officer of the Company was a beneficial owner of shares of the Company's preferred stock, $100 par value, representing less than .003% of the shares of that class outstanding.

          OFFICER                   NUMBER OF SHARES
----------------------------  ----------------------------
T. S. Romanowski                           5

      No other officer or director was the beneficial owner of any shares of the Company's preferred or common stock.

      The following information, regarding beneficial ownership of the Company's equity securities on January 1, 2000, is furnished with respect to each person or group of persons acting together who, as of such date, is shown on the Company's stock records to be the registered owner of more than 5% of any class of the Company's voting securities and no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

                                                            AMOUNT AND
                                                             NATURE OF
 CLASS OF                 NAME AND ADDRESS OF               BENEFICIAL       PERCENT
  STOCK                    BENEFICIAL OWNER                  OWNERSHIP       OF CLASS
  -----                    ----------------                  ---------       --------
Common          CILCORP Inc.                               13,563,871(1)       100%
                300 Hamilton Boulevard
                Suite 300
                Peoria, IL 61602

Class A         AMVESCAP PLC                                   15,000(2)      6.82%
Preferred,      11 Devonshire Square
Series          London EC2M 4YR
5.85            England
                and
                1315 Peachtree Street, N.E.
                Atlanta, Georgia 30309

--------

(1) CILCORP Inc. has sole voting and dispositive power with respect to the common shares. CILCORP Inc. is a wholly-owned subsidiary of The AES Corporation.

(2) According to Schedule 13G dated February 10, 1999, AMVESCAP PLC, a Parent Holding Company, has shared voting power and shared dispositive power, with respect to these Series 5.85% Class A Preferred shares.

PROPOSAL 1: ELECTION OF DIRECTORS

      Six directors are to be elected at the Annual Meeting to hold office for the ensuing year or until their successors are elected and qualified. All nominees are now serving as directors of the Company and have consented to serve, if elected. To be elected a director, a nominee must be among the six nominees receiving the highest number of votes. The nominees, along with their biographical summaries, are listed below.

      The Board of Directors has no reason to believe that the persons named will not be available, but in the event that a vacancy among the original nominees is occasioned by death or any other reason prior to the meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors.

JERRY D. CAGLE
VICE PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Cagle was born at Kewanee, Missouri, in 1950. He came to CILCO in September of 1999 to assume responsibility as plant manager for CILCO's Indian Trails cogeneration facility. In January of 2000, Mr. Cagle began his current position as plant manager of CILCO's E.D. Edwards power generation facility. He was elected vice president of the Company in October of 1999. Prior to Mr. Cagle coming to CILCO, he was with CILCO's parent company, The AES Corporation, since 1989 and worked at AES Warrior Run and AES Shady Point power generation plants. Mr. Cagle has had extensive experience with gas and steam turbines, and geothermal, nuclear and coal-fired power plants in the United States and abroad.

SCOTT A. CISEL
VICE PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Cisel was born at Peoria, Illinois in 1953. He is a graduate of Culver-Stockton College where he received a bachelor of science degree in business administration and economics. He received a master's degree in liberal studies from Bradley University in 1985. Mr. Cisel joined CILCO in 1975. He was initially employed as a summer meter reader and advanced through various management positions in sales and customer service. He was appointed manager-commercial office in 1981; manager-consumer and energy services in 1984; manager-Agricultural Research and Development Corporation ("ARDC") in 1987; manager-rates, sales and customer service in 1988 and director-corporate sales in 1993. Effective April 1, 1995, Mr. Cisel was elected vice president-sales and marketing and, on November 9, 1995, he became responsible for federal and state governmental and regulatory activities. He was promoted to his present position as leader of CILCO's sales and marketing business unit in April 1999 and remains a vice president. Mr. Cisel serves as a trustee of Eureka College, and is a member of the board of directors of the Illinois State Chamber of Commerce and the Tri-County Urban League. He is active in various professional and civic organizations.

JAMES L. LUCKEY, III
VICE PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Luckey was born at Ocala, Florida, in 1960. He graduated from City University in Bellevue, Washington, in 1993, with a bachelor of science degree in technology/ engineering management. He was elected vice president of the Company in December of 1999. In January 2000, Mr. Luckey became plant manager of CILCO's Duck Creek power generation facility. Prior to coming to CILCO, Mr. Luckey had worked with CILCO's parent company, The AES Corporation, at AES Thames. His responsibilities at AES Thames included plant safety, water treatment, budgeting, material handling, and control room operation. Before joining AES in 1988, Mr. Luckey had seven years of experience with the United States Navy in high pressure steam, electric generation and nuclear systems.
Mr. Luckey has served on the boards of local community service organizations.

GREG T. RUSSELL
VICE PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Russell was born at New London, Connecticut, in 1964. He came to CILCO in June of 1999 to become a team leader at CILCO's E.D. Edwards power generation facility. In December of 1999, he was elected vice president of the Company. In January 2000, Mr. Russell became plant manager for CILCO's Indian Trails cogeneration facility. Prior to coming to CILCO, Mr. Russell had been with CILCO's parent company, The AES Corporation, since 1989. While at AES, he worked at AES Southington, AES Barry Operations and AES Thames. Prior to AES, he worked for General Dynamics Corporation in Groton, Connecticut.

ROBERT J. SPROWLS
VICE PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Sprowls was born at Kewanee, Illinois, in 1957. He graduated from Knox College in 1979 with a bachelor of arts degree in economics and business administration. He received a master of business administration degree from Bradley University in 1980 with concentration in the areas of finance and accounting. Mr. Sprowls is a certified public accountant and a certified management accountant. He began his career at CILCO in February of 1982 as an economic analyst. In March 1983, he was promoted to senior budget analyst and became supervisor of budgeting and forecasting in February 1986. In February 1988, he became CILCO treasurer and held that position until October 1990 when he was elected CILCORP treasurer. In April 1994, he assumed the additional responsibility of president of CILCORP Ventures Inc. ("CVI") and became chairman of CVI's subsidiary, CILCORP Energy Services Inc., in May 1994. On April 1, 1995, he was elected vice president-strategic services for CILCO and in December 1995 became assistant to the CEO of CILCORP. In August 1996, Mr. Sprowls became vice president and chief financial officer of QST Enterprises Inc. and in April 1997 he became senior vice president and chief financial officer of QST Enterprises Inc. In
August 1998, he became vice president and chief financial officer of CILCO. He was promoted to his present position as leader of CILCO's energy delivery business unit in March 1999 and remains a vice president of the Company. He is a member of the board of directors of Goodwill Industries of Central Illinois.

PAUL D. STINSON
PRESIDENT OF CILCO
Director of CILCO since 1999

      Mr. Stinson was born at Cambridge, England, in 1957. He received a bachelor of science degree in Chemical Engineering from Texas A&M University in 1979. Mr. Stinson joined The AES Corporation in 1986 after working for seven years in oil refining and synthetic fuels industry development for Exxon.
Mr. Stinson was initially employed by AES as a project engineer on the construction of the 180 MW coal-fired AES Thames cogeneration power station. After completing the construction and commissioning work, he stayed to supervise operations. In 1991, Mr. Stinson was appointed project manager for construction of the 250 MW coal-fired AES Cedar Bay cogeneration power station in Florida. In 1993, he moved to England to become plant manager of the 700 MW Medway Power Station, a combined cycle gas turbine facility under construction. Mr. Stinson became manager of AES's Silk Road Group in 1997, where he was responsible for business development and operations in the countries of the former Soviet Union. Operations in Kazakhstan included five coal-fired electric and combined heat and power facilities and two hydroelectric plants with a total capacity of 5400 MW electric and 2000 MW thermal. In the Republic of Georgia, the 360,000-customer distribution company for the capital city of Tbilisi is majority-owned by AES. Since April 1999, Mr. Stinson has been manager of the AES Great Plains Group recently formed in the Central United States. The AES Great Plains Group includes CILCORP and CILCO as well as the 320MW AES Shady Point cogeneration facility in eastern Oklahoma and a business development office near Chicago. In October 1999, Mr. Stinson assumed the responsibilities of president and director of both CILCORP and CILCO.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors functions as a Committee of the Whole and has no committees. During 1999, the Board of Directors took action, as needed, by unanimous written consent.

DIRECTORS' COMPENSATION

      No fees are paid to directors who are officers of the Company.

EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation earned for the years 1999, 1998 and 1997 for the former Chairman and Chief Executive Officer, the current President, two highly compensated executive officers and two former executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                          ANNUAL COMPENSATION                 COMPENSATION
                                  -----------------------------------   ------------------------
                                                         OTHER ANNUAL    SECURITIES       LTIP      ALL OTHER
NAME AND PRINCIPAL                                       COMPENSATION    UNDERLYING     PAYOUTS    COMPENSATION
POSITION                 YEAR     SALARY($)   BONUS($)       ($)        OPTIONS(#)(1)    ($)(2)       ($)(3)
---------------------  --------   ---------   --------   ------------   -------------   --------   ------------
Paul D. Stinson (4)      1999      185,000    175,000       71,892           7,369           --        15,966
President                1998           --         --           --              --           --            --
                         1997           --         --           --              --           --            --

Scott A. Cisel (5)       1999      135,954     53,394           --           1,318           --        55,736
Vice President           1998      133,000     65,208           --              --           --         5,749
                         1997      131,375         --           --              --       92,513         5,491

Robert J.                1999      150,997     57,661           --           1,867           --        57,625
Sprowls (6)              1998      150,177    100,000           --              --           --         8,985
Vice President           1997      135,916     65,000           --              --       61,428         8,369

Robert O. Viets (7)      1999      491,460     84,795           --              --           --     6,097,871
Former Chairman,         1998      432,292         --           --              --      251,345        42,334
President and            1997      406,423         --           --              --       61,272        37,817
Chief Executive
Officer

William M. Shay (8)      1999      215,867     42,488           --              --           --     1,745,957
Former Senior Vice       1998      217,458         --           --              --      203,651        29,856
President                1997      207,737         --           --              --       66,497        26,844

James F. Vergon (9)      1999      212,387     42,488           --              --           --     1,731,456
Former Senior Vice       1998      210,002         --           --              --      197,664        18,506
President                1997      207,738         --           --              --       65,616        16,831

--------

(1) The number of options shown as compensation as of December 31, 1999, were for services rendered for 1999. Stock options were awarded in November of 1999 to

    Mr. Cisel and Mr. Sprowls, and stock options were awarded to Messrs. Stinson, Cisel and Sprowls by the Compensation Committee of the AES Board of Directors in February of 2000.

(2) LTIP payments reported previously include payments made to Messrs. Cisel, Sprowls, Viets, Shay and Vergon pursuant to CILCORP Inc.'s
    EVA-Registered Trademark--Based Incentive Compensation Plan. For
    Messrs. Cisel and Sprowls, the Plan was terminated in 1997. For
    Messrs. Viets, Shay and Vergon, the Plan was terminated in 1998.

(3) For Mr. Stinson, this column reports contributions to The AES Corporation's Profit-Sharing and Stock Ownership Plan and the Employee Stock Ownership Plan of AES and allocations to AES's Supplemental Retirement Plan. Specifically, for Mr. Stinson in 1999, the amount contributed to the AES Profit-Sharing and Stock Ownership Plan and Employee Stock Ownership Plan was $8,782, and the amount allocated to the Supplemental Retirement Plan was $7,184. For Messrs. Viets, Cisel, Sprowls, Shay and Vergon, amounts shown in this column represent employer contributions to the CILCO Employees' Savings Plan and earnings on deferred compensation. For the CILCO Employees' Savings Plan, the amounts contributed in 1999 were as follows: Mr. Viets $4,800;
    Mr. Shay $4,800; Mr. Vergon $4,800; Mr. Sprowls $4,321; and Mr. Cisel $4,300. For Messrs. Viets, Shay and Vergon, this column also includes compensation paid or entitled to be received in 1999 from the CILCORP Shareholder Return Incentive Compensation Plan. The Plan was terminated in 1999 and all benefits payable through the Plan were paid pursuant to the merger agreement among The AES Corporation, CILCORP and Midwest Energy Inc. as follows: Mr. Viets $5,510,000; Mr. Shay $1,711,000; and Mr. Vergon $1,711,000. For Mr. Viets, this column also includes $536,250 paid in 1999 upon liquidation of his account under the Company's deferred compensation stock plans. For Messrs. Cisel and Sprowls, this column also includes a $50,000 payment in 1999 which was made as a result of the merger among AES, CILCORP and Midwest Energy Inc.

(4) Mr. Stinson is a vice president of The AES Corporation, which owns all the outstanding common stock of CILCORP Inc. CILCORP owns all the common stock of Central Illinois Light Company. Mr. Stinson is president of both CILCO and CILCORP. In that Mr. Stinson also provides services to The AES Corporation, his salary is allocated among CILCO, CILCORP and AES.
    Mr. Stinson's salary is determined by The AES Corporation.

(5) Mr. Cisel is a vice president of CILCORP and a vice president of CILCO. Mr. Cisel's compensation is determined by CILCO except for Securities Underlying the Options, which is determined by The AES Corporation.

(6) Mr. Sprowls is a vice president of CILCORP and a vice president of CILCO. Mr. Sprowls' compensation is determined by CILCO except for Securities Underlying the Options, which is determined by The AES Corporation.

(7) Mr. Viets' compensation related to his position as president and chief executive officer of CILCORP. He was also chairman, president and chief executive officer of CILCO until his resignation on October 18, 1999, the effective date of the merger among The AES Corporation, CILCORP Inc. and Midwest Energy Inc. Mr. Viets retired from CILCO effective November 30, 1999.

(8) Mr. Shay served as senior vice president of CILCO until his resignation on October 18, 1999, the effective date of the merger among The AES Corporation, CILCORP Inc. and Midwest Energy Inc. Mr. Shay left the employment of CILCO effective October 31, 1999.

(9) Mr. Vergon served as senior vice president of CILCO until his resignation on October 18, 1999, the effective date of the merger among The AES Corporation, CILCORP Inc. and Midwest Energy Inc. Mr. Vergon retired from CILCO effective October 31, 1999.

EVA-Registered Trademark- is a registered trademark of Stern Stewart & Co.

                       OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information on options granted for 1999 to the named executive officers.

                                              % OF TOTAL
                                               OPTIONS
                                 NUMBER OF     GRANTED
                                 SECURITIES     TO ALL
                                 UNDERLYING      AES
                                  OPTIONS       PEOPLE      EXERCISE                   GRANT DATE
                                  GRANTED     FOR FISCAL     OR BASE     EXPIRATION   PRESENT VALUE
NAME AND PRINCIPAL POSITION        (#)(1)        YEAR      PRICE($/SH)      DATE         ($)(2)
---------------------------      ----------   ----------   -----------   ----------   -------------
Paul D. Stinson                    7,369          .29%        72.63       02/04/10       350,027

Scott A. Cisel                       560          .03%        57.94       11/30/09        21,706
                                     758          .03%        72.63       02/04/10        36,005

Robert J. Sprowls                    642          .03%        57.94       11/30/09        24,884
                                   1,225          .05%        72.63       02/04/10        58,188

--------

(1) All options are for shares of common stock of The AES Corporation. Options granted for services performed in 1999 were granted at the fair market value on the date of grant, and vest at the rate of 50% per year through December 2001.

(2) The Black-Scholes stock option pricing model was used to value the stock options on the grant dates (February 4, 2000 and November 30, 1999). AES' assumptions under this model include an expected volatility of 46.76%, a 6.63% risk-free rate of return, no dividends, and a vesting adjustment of 4.5%. The options have 10 year terms and vest at 50% per year. No adjustments were made for non-transferability or risk of forfeiture.

    The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the AES' stock price or dividend policy.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUE

      The following table provides information on option exercises in 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

                                                         NUMBER OF         DOLLAR
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING       UNEXERCISED
                                                        UNEXERCISED     IN-THE-MONEY
                            NUMBER OF                   OPTIONS AT       OPTIONS AT
                             SHARES        DOLLAR         FY-END           FY-END
                           ACQUIRED ON      VALUE      EXERCISABLE/     EXERCISABLE/
                            EXERCISE     REALIZED(1)   UNEXERCISABLE  UNEXERCISABLE(2)
                           -----------   -----------   -------------  -----------------
Paul D. Stinson              13,814         763,454    93,695/11,111  5,277,382/449,996
Scott A. Cisel                   --              --            0/560            0/9,415
Robert J. Sprowls                --              --            0/642           0/10,793

--------

(1) The amounts in this column have been calculated based upon the difference between the fair market value of the securities underlying each stock option on the date of exercise and its exercise price.

(2) The amounts in this column have been calculated based on the difference between the fair market value on December 31, 1999, of $74.75 per share for each security underlying such stock option and the per-share exercise price.

MANAGEMENT CONTINUITY AGREEMENTS

      The Company, with the approval of the Board of Directors, entered into management continuity agreements with Mr. Sprowls and Mr. Cisel. The agreements provide that, in the event of a change in control of CILCORP Inc. (as defined in the agreement) and a subsequent termination of employment within two years of the change in control, CILCORP Inc., or its successor, is obligated to pay termination benefits for a period of up to two years. As a result of the change in control of CILCORP Inc. pertaining to its merger with The AES Corporation on October 18, 1999, the two-year period following said change in control will expire on October 17, 2001. Termination benefits include the continuation of salary, incentive compensation and certain employee benefits. Under the agreement, compensation and benefits are payable for a period not to exceed two years and termination must be involuntary or due to material changes in the terms of employment.

CERTAIN PLANS

      BENEFIT REPLACEMENT PLAN. The Board of Directors has established a Benefit Replacement Plan (the "Benefit Replacement Plan"). The Benefit Replacement Plan provides for payments to participants from the Company's general funds to restore the retirement benefit under the Company's non-contributory Pension Plan for Management, Office and Technical Employees (the "Pension Plan") when such benefit is restricted by (1) the maximum defined benefit limitation of Section 415(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (2) the indexed compensation limitation of Code
Section 401(a)(17), and (3) participation in certain of the Company's deferred compensation plans. The Benefit Replacement Plan generally covers all Pension Plan participants affected by these restrictions and provides for payment at the times and in the forms of the Pension Plan.

      PENSION PLAN. Pension benefits are provided through the Pension Plan. Pension benefits are determined using a formula based on years of service and highest average rate of monthly earnings for any sixty consecutive month period. The normal retirement age specified in the Pension Plan is age 65. Retirement between the ages of 55 and 62 results in an appropriate reduction in pension benefits.

      The following table shows the aggregate annual benefits payable on a straight life annuity basis upon retirement at normal retirement age under the Pension Plan and under the Benefit Replacement Plan discussed above. The amounts shown are not subject to any deduction for Social Security benefits or other offset amounts other than that for an optional survivorship provision.

                               PENSION PLAN TABLE

                                PENSION PLAN TABLE
                                 YEARS OF SERVICE
               ----------------------------------------------------
REMUNERATION   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------
  $200,000      42,750     57,000     71,250     85,500     99,750
  225,000       48,096     64,128     80,160     96,192    112,224
  250,000       53,442     71,250     89,064    106,878    124,692
  275,000       58,781     78,375     97,969    117,563    137,156
  300,000       64,128     85,500    106,878    128,250    149,628
  400,000       85,500    114,000    142,500    171,000    199,500
  500,000      106,878    142,500    178,128    213,715    249,378

      The sum of annual and long-term compensation shown for the individuals listed in the above Summary Compensation Table is substantially compensation as covered by the Pension Plan and the Benefit Replacement Plan. At January 2000, the credited years of service under the Pension Plan for such individuals are as follows: R. O. Viets--26 years, R. J. Sprowls--18 years, S.A. Cisel--25 years, W.M. Shay--17 years, J. F. Vergon--28 years. Mr. Stinson does not participate in the Pension Plan.

REPORT ON EXECUTIVE COMPENSATION

      COMPENSATION PRIOR TO THE MERGER. Prior to the closure of the merger, the compensation of the Company's chief executive officer was determined by the Board of Directors of CILCORP Inc. The compensation of all other executive officers of the Company was determined by CILCO's Board of Directors. The compensation policies with respect to the executive officers were as follows:

1. Compensation levels should be established which are internally fair and equitable, bearing in mind (a) past practices, patterns and relationships, and (b) the relationship between officer level compensation and the compensation provided for top level managers throughout the Company.

2. Compensation should be comparable and reasonable in relation to similar positions in other utility companies of like size, structure and characteristics.

3. Compensation of the executive officers should be directly related to the economic value created for shareholders.

4. A compensation program should be designed to attract and retain superior management.

      PRE-MERGER COMPENSATION. Robert O. Viets served as president and chief executive officer of CILCORP Inc. in addition to serving as chairman and chief executive officer of CILCO until the effective date of the Merger on October 18, 1999. His compensation in his capacities as an officer of both companies was determined by the Board of Directors of CILCORP upon recommendation of its Compensation Committee. The Board of Directors of CILCO endorsed and adopted the recommendation and determination for 1999 of the CILCORP Board of Directors and its Compensation Committee whereby Mr. Viets was awarded a salary of $453,200 commencing April 1, 1999, representing an increase of 3.0% over his prior salary level. The increase was determined on the basis of the corporate-wide payroll increase authorized by the Merger Agreement among AES, CILCORP and Midwest Energy, Inc. dated as of November 22, 1998. The Agreement limited the aggregate annual increase in the payroll of CILCORP and its subsidiaries to 3%.

      POST-MERGER COMPENSATION. The Company's current executive officer compensation program is modeled after The AES Corporation compensation program.

      The guidelines for compensation of executive officers are designed by The AES Corporation ("AES") to provide fair and competitive levels of total compensation while integrating pay with performance. Executive officers are evaluated annually on the basis of both individual responsibilities and contributions, as well as AES company-wide results in two related areas:
(i) corporate culture (or principles) and (ii) business or functional area performance.

      There are three elements in AES's executive officer compensation program, which is consistent with how most people who work for AES are compensated. These elements are base salary, annual incentive compensation and stock option program.

      Base salary is adjusted annually to account for general economic and cost of living changes. Adjustments are also made periodically to recognize significant new or additional responsibilities of individual executive officers. The guidelines provide base salary compensation generally consistent with AES's interpretation of industry averages for individuals with similar responsibility levels.

      Annual incentive compensation is based upon both objective and subjective measures in the areas of corporate culture and business or functional area performance, and generally takes the form of bonuses payable after year-end. With respect to corporate culture, AES's shared principles of fairness, integrity, fun and social responsibility are integral to its operations and serve as its founding principles. These principles apply equally to the internal activities of AES as well as its external relationships. Each executive officer's individual contribution to demonstrating and nurturing these shared values is reviewed and considered as a factor in determining annual incentive compensation. Evaluations in this area are inherently subjective.

      The second area considered in the determination of annual incentive compensation is the individual executive officer's performance with respect to his or her related business responsibilities and/or functional area. Although all aspects of an individual's responsibilities are considered in determining annual incentive compensation, several quantitative measures of annual performance are considered significant, including operating margin improvements, operating reliability, earnings per share contributions, environmental performance, and plant and AES company-wide safety. The qualitative factors considered significant include business and project development progress, effective strategic planning and implementation, AES company-wide support, understanding of and adherence to AES's values, and community relations and people development.

      Important strategic successes or failures can take several years to translate into objectively measurable results. Annual incentive compensation is not computed using a mathematical formula of pre-determined performance goals and objective criteria. As a result, the ultimate determination of the amount, if any, of annual incentive compensation is made at the end of each year based on a subjective evaluation of several quantitative and qualitative factors, with primary emphasis given this year to those factors listed in the preceding paragraph. There are no targeted, minimum or maximum levels of annual incentive compensation, and such compensation does not necessarily bear any consistent relationship to salary amounts or total compensation.

      The AES stock option program is used to reward people for the corporate responsibilities they undertake, their performance of those duties and to help them to think and act like owners. All executive officers and approximately 51% of the total people in the AES company located in the United States participate in this program. Historically, because of differing legal environments in many countries, options had been primarily granted to U.S. people. However, AES has taken steps to incorporate those people who reside outside of the United States into this program by qualifying its stock option plan in each country where AES people currently reside or work, and AES expects the total participation to increase in the future. Stock options are usually granted annually at the fair market value on the date of grant and provide vesting periods to reward people for continued service to AES. The determination of the number of options to be granted to executive officers is based upon the same factors as such officer's annual incentive compensation discussed above with additional consideration given to the number of options previously granted.

      Since 1994, AES has participated in an annual survey conducted by an outside consulting firm which encompasses over 400 public companies. Based in part on the survey results, guidelines were established for suggested ranges of option grants to executive officers as well as the rest of the people at AES. Based on the survey, the guidelines were established at ranges for eligible participants between the 50(th) and 90(th) percentile of similar companies. As with annual incentive compensation, the determination of an individual's grant is subjective and although AES has established suggested guidelines, the grants are not formula-based.

      Total compensation is reviewed to determine whether amounts are competitive with other companies whose operations are similar in type, size and complexity with those of AES, as well as a broad range of similarly sized companies. Comparisons are made with published amounts, where available, and, from time to time, AES also participates in various industry-sponsored compensation surveys in addition to the public-company survey described above. AES also has, in the past, engaged an independent compensation consultant to specifically review the level and appropriateness of executive officer compensation. Other than as described above, AES uses the results of surveys, when available, for informational purposes only and does not target individual elements of or total compensation to any specific range of survey results (i.e., high, low or median) other than the suggested guidelines for stock option grants as discussed in the previous paragraph. Because each individual's compensation is determined, in part, by experience and performance, actual compensation generally varies from industry averages.

      Executive officers also participate in AES's profit sharing plan (or deferred compensation plan for executive officers) on the same terms as all other people at AES, subject to any legal limitations on amounts that may be contributed or benefits that may be payable under the plan. Matching contributions and annual profit sharing contributions are made with the common stock of AES to further encourage long-term performance. In addition, certain individuals at AES participate in AES's supplemental retirement plan, which provides supplemental retirement benefits to "highly compensated employees" (as defined in the Internal Revenue Code) of any amount which would be contributed on such individual's behalf under the profit sharing plan (or the deferred compensation plan for executive officers) but is not so contributed because of the limitations contained in the Internal Revenue Code.

      In most cases, AES has taken steps to qualify income paid to any officer as a deductible business expense pursuant to regulations issued by the Internal Revenue Service pursuant to Section 162(m) of the Internal Revenue Code with respect to qualifying compensation paid to executive officers in excess of $1 million. Compensation earned pursuant to the exercise of options granted under AES's former stock option plan (which was discontinued in 1991) is not considered for purposes of the $1 million aggregate limit, and exercises under the 1991 Plan are similarly excluded. AES will continue to consider the implications of qualifying all compensation as a deductible expense under

Section 162 (m), but retains the discretion to pay bonuses commensurate with an executive officer's contributions to the success to AES, irrespective of whether such amounts are entirely deductible.

                                        CILCO Board of Directors
                                        J. D. Cagle
                                        S. A. Cisel
                                        J. L. Luckey, III
                                        G. T. Russell
                                        R. J. Sprowls
                                        P. D. Stinson

OTHER MATTERS

      The Board has no knowledge of any business to be presented for consideration at the Annual Meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

PROPOSALS OF SHAREHOLDERS

      Proposals of shareholders to be presented at the May 22, 2001, Annual Meeting must be received not later than January 19, 2001, if they are to be included in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals received after that date but before April 3, 2001, will not be included in the Company's proxy statement and form of proxy relating to the meeting and shareholder proposals received after April 3, 2001, will be considered untimely under the rules of the Securities and Exchange Commission governing discretionary voting on matters not covered in a proxy statement. Proposals should be sent to the Secretary, Central Illinois Light Company, 300 Liberty Street, Peoria, Illinois 61602.

                                       By Order of the Board of Directors,

                                       [SIGNATURE]
                                       Craig W. Stensland
                                       Secretary

April 17, 2000

                                   [CILCO LOGO]


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints P. D. Stinson, R. J. Sprowls, S. A. Cisel and C. W. Stensland attorneys and proxies with power of substitution to each, with authority to vote all shares which the undersigned would be entitled to vote if personally present at the 2000 annual meeting of shareholders of Central Illinois Light Company, or at any adjournment thereof, upon the election of directors as set forth in the notice of meeting and proxy statement dated April 17, 2000 and, in their discretion, upon any other matter which may properly come before the meeting. The shares represented hereby will be voted as directed on the reverse of this card.

   IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
                                  DIRECTORS
            (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          TEAR OFF THIS PORTION


PROXY.


PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHOULD SIGN. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.


DATE:___________________________, 2000

______________________________________
SIGNATURE/S

______________________________________


Election of Directors

/ / FOR all nominees listed                / / WITHHOLD AUTHORITY
    below (except as marked                    to vote for all nominees
    to the contrary below)                     listed below



J. D. Cagle, S. A. Cisel, J. L. Luckey III, G. T. Russell,
R. J. Sprowls, P. D. Stinson


Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

________________________________________________________________________


              NO POSTAGE REQUIRED IF RETURNED IN THE ENCLOSED
                 ENVELOPE AND MAILED IN THE UNITED STATES.


  REMOVE PROXY AT PERFORATION AND RETURN IN ENCLOSED BUSINESS REPLY ENVELOPE.